Exhibit 99.2

OBOOK Holdings Inc.

9F., No. 28, Wencheng Rd., Beitou Dist.,

Taipei City 112, Taiwan,

Republic of China

+886-2-6610-8180

February 7, 2025

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	OBOOK Holdings Inc.

Registration Statement on Form F-1

CIK No. 0002025416

Representations Made Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

OBOOK Holdings Inc. is an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). In connection with the proposed initial public offering of the Company’s Class A common shares to be represented by American depositary shares (the “Offering”), the Company hereby respectfully makes the representations to the Securities and Exchange Commission (the “Commission”) required by Instruction 2 to Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, a company may comply with only the 15-month requirement in Item 8.A.4 of Form 20-F if the company is able to make the representations specified by Instruction 2 to Item 8.A.4 of Form 20-F.

The Company’s confidential submission of the draft registration statement on Form F-1 on the date hereof (the “Draft Registration Statement”) contains audited consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended, prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

In submitting the Draft Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited financial statements. The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.  the Company is not required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this document is submitted;

2.  compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

3.  the Company does not anticipate that its audited financial statements for the year ended December 31, 2024 will be available until April 2025; and

4.  in no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Offering,

The Company is submitting this letter as an exhibit to the Draft Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours, OBOOK Holdings Inc.

/s/ Chun-Kai (Darren) Wang
Chun-Kai (Darren) Wang Founder, Chairman and Chief Executive Officer